Sanford C. Bernstein Fund
811-05555
Exhibit 77O0 Transactions effected pursuant to Rule 10f-3

Sanford C. Bernstein Fund


Portfolio			Security

Emerging Markets		AIA Group Ltd.
International			AIA Group Ltd.
Tax-Managed International	AIA Group Ltd.
Overlay A			AIA Group Ltd.
Tax-Aware Overlay A		AIA Group Ltd.


Date Purchased *	Shares Purchased

10/29/2010		1,072,600
10/29/2010		2,493,000
10/29/2010		5,813,000
10/29/2010		  182,200
10/29/2010		  429,600



Price per Share (Local Currency) / (US $)

19.68 HKD / $2.54
19.68 HKD / $2.54
19.68 HKD / $2.54
19.68 HKD / $2.54
19.68 HKD / $2.54


Underwriting Concession ** (Local Currency) / (US $)

3.06 HKD / $0.394
3.06 HKD / $0.394
3.06 HKD / $0.394
3.06 HKD / $0.394
3.06 HKD / $0.394


Shares Purchased by AB including the Fund    Total Shares Offered

80,000,000					8,083,230,800
80,000,000					8,083,230,800
80,000,000					8,083,230,800
80,000,000					8,083,230,800
80,000,000					8,083,230,800



% of Offering Purchased by AB including the Fund ***

0.99%
0.99%
0.99%
0.99%
0.99%


Purchased From ^

Deutsche Bank
Deutsche Bank
Deutsche Bank
Deutsche Bank
Deutsche Bank



* With respect to the transactions, the issuer (including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were (1) part of an Eligible Rule 144A Offering , (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

** The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

*** Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the total of:
(i) the principal amount of the Offering of such class sold by the underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the Offering of such class in any concurrent public Offering.

^ Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a co-manager of the underwriting syndicate for this transaction and was allocated 0.26% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: Bank of America Merril Lynch, Barclays Bank plc, CIMB Securities, Citigroup Global Markets Ltd., Credit Suisse, Deustsche Bank AG, Goldman Sachs LLC, ICBC International Capital ltd., JPMorgan Securities Ltd., Morgan Stanley & Co. International plc, UBS AG, BNP Paribas Capital Ltd., BOCI Asia Ltd., CCB International Capital Ltd., Daiwa Capital Markets HK Ltd., DBS Asia Capital Ltd., Macquarie Capital Securities Ltd., Nomura International ltd., Standard Chartered Securities Ltd., ABCI Securities Co. Ltd., ANZ Banking Goup Ltd., ING Bank NV, KBW Ltd., Lloyds TSB Bank plc, Loop Capital Markets LLC, Mizuho Securities Asia Ltd., National Australia Bank, Natixis HK, Piper Jaffray Asia Securities Ltd.,
PNC Capital Markets LLC, RBC Dominion Securities inc., Royal Bank of Scotland plc, Samuel A Ramirez & Co. Inc., Societe Generale,
Bank of Nova Scotia, Wells Fargo Securities LLC, Williams Capital group LP, UniCredit Bank AG.